SETTLEMENT AND RELEASE AGREEMENT
This Settlement and Release Agreement (the “Agreement”) is entered into as of December 1, 2023 by and among Richard B. Boyer (the “Executive”), Community Bank (“Bank”), and Exchange Underwriters, Inc (“EU”).
WITNESSETH:
WHEREAS, Bank, EU and Executive desire to enter into this Agreement in connection with the transactions contemplated by the Asset Purchase Agreement, dated as of December 1, 2023, by and among World Insurance Associates, LLC, a New Jersey limited liability company, EU, Bank, and John H. Montgomery (the “APA”);
WHEREAS, Bank, EU and Executive are parties to an employment agreement, dated as of April 14, 2014 (the “Employment Agreement”);
WHEREAS, in connection with the transactions contemplated by the APA, Bank, EU and Executive wish to terminate the Employment Agreement immediately prior to the Closing Date (as defined in the APA); and
    NOW THEREFORE, in consideration of the mutual promises set forth herein, Bank, EU and Executive hereby agree as follows:

1.Cancellation of Employment Agreement and Termination of Employment. Immediately prior to the Closing Date, the Employment Agreement shall be cancelled in its entirety, and the parties thereto shall have no further rights or obligations thereunder and the Executive’s employment shall terminate.
2.Resignations. Effective as of the Closing Date, Executive will voluntarily and automatically resign, without further notice, from all positions, including as an officer, director or committee member, with Bank, EU or their affiliates. As of the Closing Date, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Bank, EU or their affiliates.
3.Salary Continuation Payment. Provided the Executive is employed with Bank and EU on the Closing Date and the Executive has executed the release attached as Exhibit A hereto, dated as of the Closing Date (and any revocation period has lapsed), Bank shall, or shall cause an affiliate to, pay to the Executive an amount equal to $600,000, in full satisfaction of the payment obligations of Bank and Exchange Underwriters, Inc. under the Employment Agreement, (the total of such sum, the “Employment Agreement Amount”) with such amount to be further reduced pursuant to Section 6 hereof as may be needed. The Employment Agreement Amount shall be paid to the Executive in equal installments in accordance with the Bank’s regular payroll practices through May 1, 2026, with the first payment commencing on the first day of the seventh month following the Closing Date, and the payments which would otherwise be paid to the Executive during the first six months following the Closing Date shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Closing Date. For example, if the Closing Date occurs on December 1, 2023, the first payment will be made on June 1, 2024 in the amount of $233,333.33 (assuming a total of 18 payments in the amount of $33,333.33 each, with the first payment calculated by multiplying $33,333.33 by seven). Payments will be reported on a Form W-2.

4.Additional Payments. Provided the Executive is employed with Bank and EU on the Closing Date and the Executive has executed the release attached as Exhibit A hereto, dated as of the Closing Date (and any revocation period has lapsed), Bank shall, or shall cause an affiliate to:
4.1Full Vesting of Equity Awards. All non-vested restricted stock awards and non-vested stock options held by the Executive shall become fully vested as of the Closing Date.
4.2Automobile. The ownership of the Executive’s automobile will be transferred to the Executive as of the Closing Date at no cost to the Executive.
4.3Life Insurance. The Bank will continue to pay the life insurance premiums for the bank owned life insurance which covers the Executive subject to the review and discretion of the Bank’s Board of Directors.
4.4Taxation. The Executive acknowledges that the value of the benefits provided in Sections 4.1, 4.2 and 4.3 constitute taxable income to the Executive (except for the vesting of stock options pursuant to Section 4.1) and the amount of taxable income is subject to required tax withholding, which will be reported on a Form W-2.
5.For the avoidance of doubt, the payment of the Employment Agreement Amount under this Agreement shall not release Bank or EU, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and (b) the payment of any of the Executive’s vested benefits under the tax-qualified plan of Bank.
6.Tax Matters. The Bank, EU and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction that the Executive is entering into in connection with the APA have value and (ii) the value shall be recognized in any calculations the Bank and Executive perform with respect to determining the affect, if any, of the parachute provisions of Section 280G of the Code (“Section 280G”) by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under this Agreement, to the fair value of the non-solicitation and non-competition restrictions (the “Appraised Value”).  If needed, the Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value and the Executive agrees to cooperate in obtaining the Appraised Value. The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value. In addition, the Bank agrees to pay the costs of defending Executive’s tax position, including reasonable attorney’s fees, of any claim by the Internal Revenue Service that, if successful would require payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to any compensation paid to the Executive as of the date of the Closing Date. For purposes of clarity, this Agreement shall not entitle the Executive to a reimbursement or any similar payment for any excise tax (and related interest or penalties) under Section 4999 of the Code, and instead, this Agreement requires the Bank to pay directly all costs and expenses incurred by the Executive in connection with an IRS levy, contest or claim pursuant to the terms of this Agreement.
7.No Further Adjustment. The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under Section 3 and Section 5 hereof is final and binding on all parties.

8.Complete Satisfaction. In consideration of the payment of the Employment Agreement Amount and the other provisions of this Agreement, the Executive, Bank, and EU hereby agree that effective immediately following the Closing Date, the Executive agrees that the full payment of the Employment Agreement Amount, as determined in accordance Section 3 and Section 5, shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreement.
9.Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
10.General.
10.1Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.
10.2Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.
10.3Withholdings. Bank and EU may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
10.4Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.
10.5Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Bank nor EU shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Bank or EU, as applicable, at the time such payment is due, including, without limitation, Section 1828(k) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.
10.6Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.
10.7Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
11.Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Closing Date in accordance with the terms of the APA, as the same may be amended by the parties thereto in accordance with its terms. In the event the APA is terminated for any reason or the Closing does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Bank and EU have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE
/s/ Richard B. Boyer
Richard B. Boyer
COMMUNITY BANK
By: /s/ John H. Montgomery
Name: John H. Montgomery Title: President and Chief Executive Officer
EXCHANGE UNDERWRITERS, INC.
By: /s/ John H. Montgomery
Name: John H. Montgomery
Title: Chief Executive Officer

[SIGNATURE PAGE TO THE SETTLEMENT AND RELEASE AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

I, Richard B. Boyer, (hereinafter, the “Employee”), in consideration of the Employment Agreement Amount as described below and the other obligations set forth in the Settlement Agreement, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Community Bank, (“Bank”), Exchange Underwriters, Inc. (“EU”), their affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge (“Release”) includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Bank or EU's benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee's employment with the Bank or EU and the termination thereof. This Release further applies but is not limited to any claim of any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, claims for emotional distress, mental anguish, personal injury; any and all claims that may be asserted on your behalf by others, or any other federal, state, or local law, rule, regulation including those relating to discrimination to the extent permitted by law; provided, however, that, notwithstanding anything in this Release to the contrary, this Release does not apply to any of the items described in Sections 3 and 4 of the Settlement Agreement between Bank, EU and the Employee, dated December 1, 2023 (the “Settlement Agreement”)

Employee expressly waives all claims, including those which he does not know or suspect to exist in his favor as of the date of this Agreement against the Released Parties. As used herein, the Employee understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Bank or EU or otherwise arising from Employee’s employment with the EU, the termination thereof or any other conduct occurring on or prior to the date the Employee signs this Release. All such claims are forever barred by this Release whether they arise in contract or tort or under a statute or any other law.

No provision of this Release shall be interpreted, construed, asserted or enforced by the Bank or EU to (i) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) require notification or prior approval by the Bank or EU of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, nothing contained in this Release, or any release and waiver delivered in accordance with this Release, shall be interpreted, construed, asserted or enforced by the Bank or EU to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation. The Bank and EU hereby waive any right to assert or enforce the provisions of this Release in a manner which would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Finally, this Release does not waive claims that the Employee could make, if available, for unemployment or workers’ compensation.

EMPLOYMENT AGREEMENT AMOUNT. In return for Employee's execution of and adherence to this Release, EU shall pay the Employee the Employment Agreement Amount as set forth in the Settlement Agreement.

INJUNCTIVE RELIEF. Employee acknowledges and recognizes that a violation of this Release and its covenants will cause irreparable damage to Bank and EU and Bank and EU will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Bank and EU will be entitled, as a matter of right, to seek an injunction from any court of competent jurisdiction restraining any further violation of this Release or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release. I further understand that I may consider this Release for up to forty-five (45) days before deciding whether to sign it. If I signed this Release before the expiration of that forty-five (45) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release to the EU by the end of that forty-five (45) day period, the Employment Agreement Amount described above will expire. I understand that for a period of seven (7) days after I execute this Release, I have the right to revoke it by a written notice to be received by the Bank by the end of that period. I also understand that this Release shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release by any representatives of any released party other than the Employment Agreement Amount as stated above.

Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Release and knowingly and voluntarily agrees to all of the terms set forth in this Release. Employee knowingly and voluntarily intends to be legally bound by the same.

    IN WITNESS WHEREOF, the Employee has executed this Release of Claims Agreement.
                            EMPLOYEE

Date:                             _____________________________

[THE RELEASE SHOULD BE SIGNED AND DATED AS OF THE CLOSING DATE]